LINDQUIST & VENNUM P.L.L.P. 4200 IDS Center 80 South Eighth Street Minneapolis, MN 55402-2274 Telephone: 612-371-3211 Fax: 612-371-3207	In Denver: 600 17th Street, Suite 1800 South Denver, CO 80202-5441 Telephone: 303-573-5900 Fax: 303-573-1956
Attorneys At Law                                                                           www.lindquist.com

William P. Wassweiler
(612) 371-3289
wwassweiler@lindquist.com

January 8, 2009

Via Certified Mail and Facsimile Firepond, Inc. Attn: Bill Stelt, CFO 11 Civic Center Plaza, Suite 310 Mankato, MN 56001

Re:	NOTICE OF DEFAULT
Firepond, Inc. (“Company”)
FP Tech Holdings, LLC (“Noteholder”)

Dear Mr. Stelt:

As you know, this firm has been retained to represent Noteholder and its interests as they relate to, among other things, the following documents (collectively referred to as the “Transaction Documents”):

(i)	Amendment and Exchange Agreement dated April 24, 2008 (“Agreement”);

(ii)	Amended and Restated Senior Secured Convertible Note dated April 24, 2008 (“Note”); and

(iii)	Amended and Restated Collateral Agency and Security Agreement dated April 24, 2008.

Please be advised that an “Event of Default,” as defined in Section 4(a) of the Note, has occurred due to, among other things, the Company’s failure to meet the minimum “Consolidated EBITDA” as set forth in Section (4)(a)(xi) of the Note.

The aforementioned default is not intended to be a complete list of all present and/or possible events of default nor of all actions that constitute breach of the aforementioned Transaction Documents.  Noteholder reserves the right to assert and act in reliance upon, any and all events of breach or default which have heretofore occurred (whether or not continuing), may presently exist and may hereafter occur.  Any past or present failure by the Noteholder to exercise any of its rights, remedies or powers shall not constitute a waiver of the default described above nor of the Noteholder’s right to exercise such rights, remedies or powers at a future date.

         LINDQUIST & VENNUM P.L.L.P.

Firepond, Inc.
January 8, 2009

As a consequence of the aforementioned Event of Default, all amounts due and owing under the Note are immediately due and payable and Noteholder may exercise any and all of its rights and remedies including, without limitation, proceeding to foreclose on its collateral pursuant to Article 9 of the Uniform Commercial Code.

Very truly yours,

LINDQUIST & VENNUM p.l.l.p.

William P. Wassweiler

cc:	John M. Saganich, Esq. (via facsimile)
The Bank of New York Mellon, Corporate Trust Administration (via facsimile)
Elizabeth M. Clark, Esq. (via facsimile)
Radcliffe SPC, Ltd., c/o RG Capital Management, LP (via facsimile and certified mail)
Eleazer N. Klein, Esq. (via facsimile)
Wolverine Convertible Arbitrage Limited (via certified mail)
Cranshire Capital, LP (via certified mail)
JMG Capital Partners, LP (via certified mail)
JMG Triton Offshore Fund, LTD (via certified mail)
Philip D. Anker, Esq. (via facsimile)